UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

May 24, 2013

Date of Report (Date of earliest event reported)

SYCAMORE NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-27273	04-3410558
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification No.)

220 Mill Road

Chelmsford, MA 01824

(Address of principal executive offices)

(Zip code)

Registrant’s telephone number, including area code: (978) 250-2900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01: Entry into a Material Definitive Agreement

On May 24, 2013, Sycamore Networks, Inc. (“Sycamore”), in connection with the liquidation of all of its property and assets in accordance with the previously adopted Plan of Complete Liquidation and Dissolution, entered into a Restated Purchase and Sale Agreement (the “Purchase Agreement”) with Tyngsborough Commons, LLC (“Buyer”). Pursuant to the Purchase Agreement, Sycamore has agreed to sell a certain parcel of undeveloped land located in Tyngsborough, Massachusetts to Buyer for a total purchase price of $3.5 million, of which an aggregate amount of $125,000 has been delivered to Sycamore as non-refundable deposits to be credited against the purchase price to be paid by Buyer at closing. The Purchase Agreement contains customary provisions relating to, among other things, the condition of the title to the property, environmental conditions, representations and warranties, closing conditions and apportionment of taxes. Sycamore currently expects to complete the sale on or about August 30, 2013, subject to Buyer’s right to request a 45 day extension period. The closing of the sale is subject to the satisfaction of customary closing conditions, some of which are outside of Sycamore’s control and, accordingly, there can be no assurance when or if such closing will occur.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 8.01: Other Events

On May 28, 2013, in connection with the previously reported complaint filed in the Complex Commercial Litigation Division of the Superior Court of the State of Delaware against Sycamore Networks Solutions, Inc. (f/k/a Sunrise Acquisition Corp.) (“Buyer”), Marlin Executive Fund III, L.P. and Marlin Equity III, L.P. (collectively with Buyer, the “Marlin Parties”) with respect to Sycamore’s recently completed sale of its Intelligent Bandwidth Management business (the “Asset Sale”), Sycamore and the Marlin Parties reached an agreement pursuant to which Buyer paid Sycamore an aggregate amount of approximately $1.7 million, comprising (i) the undisputed amount with respect to Sycamore’s operation of its subsidiary in Shanghai (“Sycamore Shanghai”) during the period between the closing of the Asset Sale and the transfer of Sycamore Shanghai to Buyer and (ii) the undisputed portion of the working capital adjustment. Following receipt of those amounts, Sycamore agreed to dismiss its pending lawsuit against the Marlin Parties without prejudice. Sycamore and the Marlin Parties also agreed to jointly select a Neutral Accountant (as defined in the Asset Purchase and Sale Agreement by and between Sycamore and Buyer dated October 23, 2012 (the “Asset Sale Agreement”)) to determine in arbitration whether the cash that remained, immediately prior to closing of the Asset Sale, in the accounts of subsidiaries transferred to Buyer in the Asset Sale is ultimately for the account of Sycamore or Buyer, and whether the value of inventory for purposes of the working capital adjustment should be as proposed by Sycamore or as proposed by Buyer, or some value in between. Sycamore has agreed to file a notice of dismissal with prejudice (or otherwise appropriately document dismissal with prejudice) with respect to the litigation as soon as the arbitration is completed, provided the Neutral Accountant has determined both aforementioned issues. Sycamore intends to vigorously pursue all amounts owed to it by the Marlin Parties pursuant to the Asset Sale Agreement and related agreements.

Item 9.01: Financial Statements and Exhibits

Exhibit Number	Description

10.1	Restated Purchase and Sale Agreement by and between Sycamore Networks, Inc. and Tyngsborough Commons, LLC dated May 24, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Sycamore Networks, Inc.

By:	/s/ Alan R. Cormier
Alan R. Cormier
President and Chief Executive Officer
(Duly Authorized Officer and Principal
Executive Officer)

Dated: May 31, 2013